EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)


                               Three Months Ended     Six Months Ended
                                   June 30,              June 30,
                              --------------------   --------------------

                                1996        1995        1996       1995
                                ----        ----        ----       ----

Net Income...................  $ 5,405    $ 3,942     $10,888    $ 8,136
Weighted Average Shares
 Outstanding.................   21,938     21,529      21,780     20,244

Earnings Per Share...........  $  0.25    $  0.18     $  0.50     $ 0.40
                               =======    =======     =======     ======

Calculation of Weighted
 Average Shares:
   Weighted Average Common
    Stock Outstanding........   21,587     21,344      21,529     20,096
   Weighted Average Common
    Stock Options, utilizing
    the treasury stock method      351        185         251        148
                                   ---        ---         ---        ---
                                21,938     21,529      21,780     20,244
                                ======     ======      ======     ======